Exhibit 99.2

FDA Agrees to Amend Dendreon’s Special Protocol Assessment for Phase 3 IMPACT Study of PROVENGE

-- Amended Agreement Accelerates Expected Timing of Final Analysis by One Year While Maintaining Comparable Powering of Interim and Final Results --

- Dendreon to Hold Conference Call on Thursday, March 13, 2008 at 11:00 AM ET -

SEATTLE, WA, March 12, 2008 – Dendreon Corporation (Nasdaq: DNDN) today announced that the U.S. Food and Drug Administration (FDA) has agreed to an amended Special Protocol Assessment (SPA) for the Phase 3 IMPACT (IMmunotherapy for Prostate AdenoCarcinoma Treatment, also known as D9902B) clinical trial of PROVENGE® (sipuleucel-T), the Company's investigational active cellular immunotherapy for the treatment of advanced prostate cancer.  In addition, the FDA has reconfirmed that they would accept a positive interim or final analysis from the IMPACT trial to amend the Biologics License Application (BLA) for licensure of PROVENGE.

The amended SPA accelerates the expected timing of the final IMPACT results by approximately one year while maintaining comparable powering of the study’s interim and final results.  By increasing the number of events and decreasing the alpha (false positive error) spending function for the interim analysis, the Company is able to reduce the number of events for the final analysis (from 360 to 304) and still maintain a comparable statistical power for both the interim and final analyses.  Interim results are still expected in the second half of 2008; however, final results are now expected in the second half of 2009 rather than 2010.

Based on the statistical plan in the amended SPA, if the treatment effect at the interim analysis for the IMPACT trial is consistent with the integrated results of the previous two completed phase 3 studies (D9901 and D9902A), Dendreon would expect to achieve the pre-specified criterion for significance and would amend the BLA submission with the FDA based on these interim results.

“The amendment of the SPA allows us to accelerate the expected timing of our final results by a year while maintaining comparable power for the study,” said Mitchell H. Gold, president and chief executive officer of Dendreon.  “Our commitment to helping patients with prostate cancer is unwavering, and we remain focused on providing the necessary data to the FDA as quickly as possible to enable us to bring PROVENGE to the men in need of a new treatment option.”

Conference Call Information

Dendreon will host a conference call tomorrow at 8:00 a.m. PT, 11:00 a.m. ET. To access the live call, dial 1-877-548-7901 (domestic) or +1-719-325-4844 (international). The call will also be audio webcast and will be available from the Company's website at www.dendreon.com under the "Investor/Webcasts and Presentations" section.  A recorded rebroadcast will be available for interested parties unable to participate in the live conference call by dialing 1-888-203-1112 or +1-719-457-0820 for international callers; the conference ID number is 5074038. The replay will be available from 7:30 pm ET on Thursday, March 13 until 11:59 pm ET on Saturday, March 15. In addition the webcast will be archived for on-demand listening for 30 days at www.dendreon.com.

About IMPACT Study Design
The IMPACT trial is a randomized, double blind, placebo controlled Phase 3 study, which enrolled just over 500 men with metastatic, androgen independent prostate cancer with a primary endpoint of overall survival.

About Prostate Cancer
Prostate cancer is the most common non-skin cancer in the United States and the third most common cancer worldwide. More than one million men in the United States have prostate cancer, with an estimated 186,320 new cases expected to be diagnosed in 2008, and approximately 28,660 men expected to die this year from the disease. Currently there are limited treatment options for men with advanced, metastatic prostate cancer.

About Active Cellular Immunotherapy with PROVENGE
PROVENGE may represent the first product in a new class of active cellular immunotherapies (ACIs) that are uniquely designed to use live human cells to engage the patient's own immune system with the goal of eliciting a specific long-lasting response against cancer. In clinical studies, patients typically received three doses of PROVENGE over a one-month period as a complete course of therapy.

About Dendreon
Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics that harness the immune system to fight cancer. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Active cellular immunotherapy holds promise because it may provide patients with a meaningful clinical benefit, such as survival, combined with low toxicity. The Company has its headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.

Except for historical information contained herein, this news release contains forward-looking statements that are subject to risks and uncertainties surrounding the efficacy of PROVENGE to treat men suffering from prostate cancer, risks and uncertainties surrounding the presentation of data to the FDA and approval of product applications by the FDA and risks and uncertainties inherent in the process of discovering, developing and commercializing drugs that are safe and effective for use as human therapeutics. Factors that may cause such differences include risks related to our limited operating history, risks associated with completing our clinical trials, the risk that the safety and/or efficacy results of existing clinical trials or from additional clinical trials for PROVENGE will not support approval for a biologics license, the risk that the FDA may interpret data differently than we do or require more data or a more rigorous analysis of data than expected, the risk that the FDA will not approve a product for which a biologics license has been applied, the risk that the results of a clinical trial for PROVENGE or other product may not be indicative of results obtained in a later clinical trial, risks that we may lack the financial resources and access to capital to fund required clinical trials or commercialization of PROVENGE, our dependence on the efforts of third parties, and our dependence on intellectual property. Further information on the factors and risks that could affect Dendreon's business, financial condition and results of operations are contained in Dendreon's public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.

Contact Information:

Jennifer Williams
Investor Relations
Dendreon Corporation
206-829-1500

Katherine Stueland
WeissComm Partners
(312) 208-0320